UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2007

Medarex, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.	08540-1437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 17, 2007, Medarex, Inc. (“Medarex”) announced that, effective October 22, 2007, Ursula B. Bartels is appointed Senior Vice President of Medarex.  Following a brief transition period (the “Transition Period”), Ms. Bartels will assume full responsibilities of General Counsel and Secretary of Medarex from W. Bradford Middlekauff.  Mr. Middlekauff will become Senior Vice President, Strategic Planning of Medarex.

On October 15, 2007, Mr. Middlekauff entered into an agreement with Medarex which provides for his continued employment with Medarex, following the Transition Period, as Senior Vice President, Strategic Planning, at a salary of $385,000 per annum and standard employee benefits, until a mutually agreed upon date, after which he will receive non-renewal termination benefits as specified in his Employment Agreement with Medarex dated January 5, 2004 (the “Employment Agreement”).  The Employment Agreement will not be renewed beyond its expiration on January 4, 2008.

On October 16, 2007, Medarex entered into an employment agreement (the “Bartels Agreement”) with Ms. Bartels, for an initial term expiring December 31, 2008 and renewing automatically for one-year periods unless terminated upon prior written notice by either party.  The material terms of the Bartels Agreement are outlined below.

Cash Compensation

Ms. Bartels (the “Executive”) will be paid a base salary of $385,000 annually. If performance targets are satisfied, a cash bonus (the “Target Bonus”) may be awarded to the Executive equal to $154,000. There is no guaranteed minimum level of bonus, and the actual amount of the Target Bonus, if any, for the Executive will be determined by the Compensation and Organization Committee (the “Committee”) of the Medarex Board of Directors (the “Board”), in its sole discretion.

Equity Compensation

 The Executive will be eligible to participate in Medarex’s annual awards to executives of long-term incentive compensation in the form and the terms as determined by the Committee. In addition, under Medarex’s 2005 Equity Incentive Plan, or the Plan, and in accordance with Medarex’s Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives, or the Policy, the Executive will be granted the following:

1.

A stock option for 200,000 shares of Medarex’s common stock, with a term of ten years, with 50,000 shares vesting on each of the one-year, two-year, three-year and four-year anniversaries of October 22, 2007 (the “Start Date”); and

2.	15,000 restricted shares of Medarex’s common stock, which vests in full on the three-year anniversary of the Start Date.

Relocation Expenses

Ms. Bartels is entitled to receive reimbursement for the following relocation expenses within the first 24 months of employment with Medarex:

1.	Reimbursement for direct route transportation, packing, moving of household goods and automobiles and temporary storage, if needed;
2.	Customary closing costs (e.g., real estate commissions, legal, recording fees, etc.), on the sale of Ms. Bartels’ Lafayette, California home; and
3.	Closing costs (excluding points) on the purchase of a new home in the Princeton, New Jersey area, up to 3% of the purchase price.

In addition, Ms. Bartels will be paid a monthly stipend of $2,500 for the cost of temporary housing and related expenses in the Princeton, New Jersey area for the initial term of the Bartels Agreement.  In the event the term is extended and Ms. Bartels has not relocated to the Princeton area, Medarex will continue to pay such monthly stipend, up to a total amount not exceed the total relocation expenses set forth above, which are estimated to be $165,000. Ms. Bartels is also entitled to receive in cash a payment from Medarex of an amount that, on an after-tax basis (including all federal, state and local income taxes), equals the amount of any income taxes payable by her with respect to the monthly stipend.

Payments Upon Termination

In the event of an Executive’s death or disability, or termination of employment due to Cause or without Good Reason (each as defined in the Bartels Agreement), the Executive will be entitled to all earned or vested compensation and benefits through the date of termination. In the event of termination as a result of disability, the Executive will also be entitled to benefits for six (6) months following termination. If the Executive’s employment is terminated by Medarex other than for Cause or if the Executive terminates her employment for Good Reason, other than in the event of a Change in Control (as defined in the Bartels Agreement), the Executive will receive:

1.	Base salary for a period of two (2) years following the termination date;
2.	Continuation of standard employee benefits, to the extent permissible by insurance carriers and applicable plans, for two (2) years after the termination date; and
3.

Accelerated vesting of unvested stock options and other equity awards, and the Executive shall be entitled to exercise stock options for eighteen (18) months from termination or until the expiration of such options, whichever period is shorter.

In the event of a Change in Control and the Executive’s employment is terminated without Cause by Medarex or with Good Reason by the Executive, the Executive will be entitled to the compensation and benefits described in paragraphs number 1-2 above and, in addition, will be entitled to:

1.

Accelerated vesting of unvested stock options and other equity awards, and the Executive shall be entitled to exercise stock options for three (3) years from termination or until the expiration of such options, whichever period is shorter;

2.

two (2) times the greater of (i) her Target Bonus for the year during which his termination occurs, and (ii) her prior year’s bonus, plus (iii) an amount (pro rated for the number of days worked in the year of termination) equal to the greater of (x) her Target Bonus for the year during which his employment is terminated and (y) her prior year’s bonus; and

3.

payment of defined excise taxes imposed on the Executive as a result of any payment, acceleration of stock options, restricted shares or other equity awards or other benefit made or provided to her under the Bartels Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.

Date: October 19, 2007	/s/ HOWARD H. PIEN
Howard H. Pien
President and Chief Executive Officer